Exhibit 10.12

ASSIGNED EMPLOYMENT AGREEMENT

This Assigned Employment Agreement (this “Agreement”), dated as of September 1, 2024 (the “Effective Date”), is by and among SITE Centers Corp., an Ohio corporation (“SITE Centers”), Curbline Properties Corp., a Maryland corporation (“Curbline”), Curbline TRS LLC (“Curbline TRS”), and Lesley H. Solomon (“Executive”).

SITE Centers and Executive are currently parties to an Employment Agreement, dated as of April 8, 2024 (the “2024 Agreement”), reflecting the terms pursuant to which Executive has been serving SITE Centers since such date. The Board of Directors of SITE Centers (the “SITE Board”), on behalf of SITE Centers, plus the Board of Directors of Curbline (the “Curbline Board”), on behalf of Curbline and Curbline TRS, and Executive desire to enter into this Agreement to transfer Executive’s employment from SITE Centers to Curbline TRS as of the Effective Date, and to amend and restate (and assign to Curbline and Curbline TRS) the 2024 Agreement to reflect the terms pursuant to which Executive will serve Curbline on and after the Effective Date (certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 22 of this Agreement).

SITE Centers, Curbline, Curbline TRS and Executive agree, effective as of the Effective Date, as follows:

1. Employment, Term.

1.1 Continued SITE Centers Service. Until the date on which SITE Centers consummates its proposed spin-off of Curbline (such spin-off, the “Spin-Off,” and such date, the “Spin-Off Date”), SITE Centers will continue to engage Executive to render services in the administration and operation of its affairs as its Senior Vice President and Deputy General Counsel, reporting directly to SITE Centers’ Chief Executive Officer (the “SITE CEO”) and performing such duties and having such responsibilities and authority as are customarily incident to similar officers of companies similar in size to, and in a similar business as, SITE Centers, together with such other duties as, from time to time, may be specified by the SITE CEO, in a manner consistent with Executive’s status as Senior Vice President and Deputy General Counsel of SITE Centers. On the Spin-Off Date, Executive will cease to render services to SITE Centers as its Senior Vice President and Deputy General Counsel (which cessation, for purposes of clarity, shall not trigger severance compensation or benefits for Executive under any of the 2024 Agreement or this Agreement). The period of time from the Effective Date until the Spin-Off Date is sometimes referred to herein as the “Remaining SITE Service Period.”

1.2 Assignment of Agreement to Curbline TRS; Transfer of Employment to Curbline TRS; Curbline Service. As of the Effective Date, SITE Centers hereby transfers Executive’s employment to Curbline TRS, a wholly-owned indirect subsidiary of Curbline, and the 2024 Agreement is superseded and replaced by the terms of this Agreement. Curbline TRS hereby engages and employs Executive to render services in the administration and operation of Curbline’s affairs as Curbline’s Executive Vice President, General Counsel and Corporate Secretary, reporting directly to Curbline’s Chief Executive Officer (the “CEO”) and performing such duties and having such responsibilities and authority as are customarily incident to legal officers of companies similar in size to, and in a similar business as, Curbline, together with such other duties as, from time to time, may be specified by the CEO, in a manner consistent with Executive’s status as Executive Vice President, General Counsel and Corporate Secretary of Curbline, all in accordance with the terms and conditions of this Agreement, for a term extending from the Effective Date through April 30, 2027. The period of time from the Effective Date through April 30, 2027 is sometimes referred to herein as the “Contract Period.” During the Contract Period while Executive is employed by Curbline TRS, Executive shall report to the CEO. SITE Centers and Curbline, together, are sometimes referred to herein as the “Companies”.

2. Full-Time Services. Throughout the Contract Period while Executive is employed by Curbline TRS, Executive will devote substantially all of Executive’s business time and efforts to the service of Curbline, except for (a) usual vacation periods and reasonable periods of illness, (b) reasonable periods of time devoted to Executive’s personal financial affairs, (c) with the prior consent of the CEO, services as a director or trustee of other corporations or organizations, either for profit or not for profit, that are not in competition with Curbline, and (d) reasonable service to SITE Centers during the Remaining SITE Service Period or as otherwise permitted by the Curbline Board following the Remaining SITE Service Period; provided, however, that in no event shall Executive devote less than 90% of Executive’s business time and efforts to the service of Curbline (other than in service to SITE Centers during the Remaining SITE Service Period or as permitted by the Curbline Board following the Remaining SITE Service Period).

3. Compensation. For all services to be rendered by Executive to Curbline under this Agreement during the Contract Period while Executive is employed by Curbline TRS (or, as applicable, for all services to be rendered by Executive to SITE Centers under this Agreement during the Remaining SITE Service Period), including services as Curbline’s Executive Vice President, General Counsel and Corporate Secretary and any other services specified by the CEO, Curbline or Curbline TRS will pay and provide to Executive the compensation and benefits as specified in this Section 3.

3.1 Base Salary. From and after the Effective Date and through the end of the Contract Period while Executive is employed by Curbline TRS, Curbline TRS will pay Executive base salary (the “Base Salary”) in cash, in equal monthly or more frequent installments, at the rate of not less than Four Hundred Thousand Dollars ($400,000) per year, subject to such increases as the Committee or the Curbline Board may approve. Any such increased Base Salary shall constitute “Base Salary” for purposes of this Agreement.

3.2 Annual Bonus.

(a) Curbline Annual Bonus. For each calendar year during the Contract Period while Executive is employed by Curbline TRS (other than 2024), subject to achievement of applicable performance criteria, Curbline TRS shall make an annual incentive payment to Executive, in cash, for such calendar year (an “Annual Bonus”) between January 1 and March 15 of the immediately subsequent calendar year, determined and calculated in accordance with the percentages set forth on Exhibit A attached hereto (and rounded to the nearest dollar). Curbline TRS’ payment of an Annual Bonus to Executive (other than for 2024) shall be determined based on the factors and criteria that have been or may be reasonably established from time to time for the calculation of the Annual Bonus by the Committee. For each such calendar year in the Contract Period while Executive is employed by Curbline TRS (other than 2024), the Curbline Board or the Committee will establish, and thereafter provide Executive with written notice of, the performance metrics and their relative weighting to be used in, and any specific threshold, target and maximum performance targets applicable to, the determination of the Annual Bonus for Executive for such calendar year not later than March 15 of such year. There is no guaranteed Annual Bonus under this Agreement, and for each applicable year, Executive’s Annual Bonus could be as low as zero or as high as the maximum percentage set forth on Exhibit A attached hereto. Each such Annual Bonus shall be on the terms and subject to such conditions as are specified for the particular Curbline plans or programs pursuant to which such Annual Bonus is granted.

(b) 2024 Bonus. Notwithstanding anything in this Agreement to the contrary, if the Spin-Off Date occurs during 2024, Executive will receive an annual incentive award for 2024 (“2024 Bonus”) pursuant to the terms of the Employee Matters Agreement to be entered into between SITE Centers and Curbline in connection with the Spin-Off (which terms will involve Executive receiving a truncated payment from SITE Centers for the 2024 Bonus earned for the portion of 2024 occurring prior to the Spin-Off Date (based on actual performance) (the “SITE 2024 Bonus”), and Curbline establishing a truncated 2024 Bonus award opportunity for Executive for the remaining portion of 2024 after the Spin-Off Date based on actual performance and the payout opportunities set forth on Exhibit A to this Agreement (the earned amount under such Curbline award, the “Curbline 2024 Bonus”)).

3.3 Equity Awards. The awards described in this Section 3.3 will at all times be subject to the approval of the Committee and to the terms and conditions of the Curbline Properties Corp. 2024 Equity and Incentive Compensation Plan (or its successor(s)), as in effect from time to time (collectively, the “Equity Plan”), including, without limitation, all authority and powers provided or reserved to each such plan’s administrator thereunder, as well as the award agreements for such awards. As applicable, any awards vesting in installments shall be rounded up to the next nearest share amount divisible by the number of installments.

(a) Initial Post-Spin-Off Performance-Based Award. During the Contract Period while Executive is employed by Curbline TRS, Executive shall receive a grant of performance-based Curbline restricted stock (“Restricted Stock”) or performance-based Operating Partnership Units (as such term is defined in the Equity Plan, “LTIP Units”) (or substantially similar award), as reasonably determined by Executive at least 30 days prior to the applicable grant date (otherwise such grants will be made in the form of Restricted Stock), based on a “target” number of LTIP Units (in the aggregate) equal to the quotient of (i) $150,000, divided by (ii) the average of the daily volume-weighted average prices of a Share on the Spin-Off Date and each of the nine trading days immediately thereafter on the principal stock exchange on which it then trades (the “Post-Spin Curbline 10-Day VWAP”) (such award, the “Initial Post-Spin-Off Performance-Based Award”). The Initial Post-Spin-Off Performance-Based Award shall be granted on the business day immediately following the determination of the Post-Spin Curbline 10-Day VWAP. For the avoidance of doubt, such Initial Post-Spin-Off Performance-Based Award will be issued based on its maximum value as of its date of grant, subject to forfeiture pursuant to its terms. The vesting of the Initial Post-Spin-Off Performance-Based Award will vary from 0% to 200% of the target award based on achievement with respect to metrics established by the Committee (in consultation with the CEO prior to the date of grant) measured over an approximately 37-month performance period; provided, however, that no less than 50% of the aggregate target for such award shall vest based on Curbline’s relative total shareholder return achievement relative to a peer group established by the Committee in consultation with the CEO prior to the date of grant. In general, performance against the applicable metrics will be evaluated at the end of the approximately 37-month performance period. The Initial Post-Spin-Off Performance-Based Award will earn distributions paid in cash on a deferred and contingent basis. Additional detail regarding the terms of this award will be provided in the applicable award agreement for such award.

(b) Other Annual Performance-Based Awards. No later than October 15 of each calendar year during the Contract Period (starting with 2025), provided that Executive is continuously employed by Curbline TRS through the applicable date of grant, Executive shall be eligible to receive a grant of Restricted Stock or LTIP Units (or substantially similar award), in each case as reasonably determined by Executive at least 30 days prior to the applicable grant date (otherwise such grants will be made in the form of Restricted Stock), based on a “target” number of shares/units equal to the quotient of (i) $150,000, divided by (ii) the average closing price of a Share for the 10 trading days immediately preceding (but not including) the date of grant on the principal stock exchange on which it then trades (the “Annual Performance-Based Awards”). For the avoidance of doubt, each such Annual Performance-Based Award will be issued based on its maximum value as of its date of grant, subject to forfeiture pursuant to its terms. The vesting of an Annual Performance-Based Award will vary from 0% to 200% of the target award based on achievement with respect to metrics established by the Committee (in consultation with the CEO prior to the date of grant) measured over an approximately 37-month performance period; provided, however, that no less than 50% of the aggregate target for such award shall vest based on Curbline’s relative total shareholder return achievement relative to a peer group established by the Committee in consultation with the CEO prior to the date of grant. In general, performance against the applicable metrics will be evaluated at the end of the approximately 37-month performance period. Each Annual Performance-Based Award will earn distributions paid in cash on a deferred and contingent basis. Additional detail regarding the terms of these awards will be provided in the applicable award agreements for such awards.

(c) Annual Time-Based Awards. No later than March 15 of each calendar year during the Contract Period (starting with 2025), provided that Executive is continuously employed by Curbline TRS through the applicable date of grant, Executive shall be eligible to receive a grant of time-based Restricted Stock or LTIP Units (or substantially similar award), in each case as reasonably determined by Executive at least 30 days prior to the applicable grant date (otherwise such grants will be made in the form of Restricted Stock), covering a number of shares/units equal to the quotient of (i) $100,000 divided by (ii) the average closing price of a Share for the 10 trading days immediately preceding (but not including) the date of grant on the principal stock exchange on which it then trades (the “Annual Time-Based Awards”). Each Annual Time-Based Award will, in general, vest (subject to Executive’s continued employment with Curbline TRS and notwithstanding any termination of this Agreement) in four substantially equal installments on each of the first four anniversaries of the applicable date of grant, and dividends on (or distributions regarding) such Annual Time-Based Award will be paid in cash on a current basis. Additional detail regarding the terms of these awards will be provided in the applicable award agreements for such awards.

3.4 Certain Other Equity Award Terms. Subject in all cases to the terms of the Equity Plan, any Initial Post-Spin-Off Performance-Based Awards, Annual Time-Based Awards and/or Annual Performance-Based Awards, as applicable, granted to Executive in accordance with this Agreement that are not fully vested at the time of Executive’s termination of employment with Curbline TRS will vest on an accelerated basis pursuant to their terms if such termination is: (a) by Curbline without Cause; (b) by Executive for Good Reason; (c) by Curbline due to Executive’s Total Disability; or (d) due to Executive’s death; otherwise, upon Executive’s termination of employment, any unvested portions of such outstanding awards (and any related unvested or unpaid dividends or distributions) will be forfeited by Executive (unless otherwise determined by the Committee before such termination of employment).

3.5 Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding taxes.

4. Benefits. Notwithstanding anything to the contrary contained in this Section 4, during the Remaining SITE Service Period: (a) the references in Section 4.1 to “Curbline” will be deemed references to “Curbline or SITE Centers”; and (b) other references in this Section 4 to “Curbline” will be deemed references to “SITE Centers”.

4.1 Retirement and Other Benefit Plans Generally. Throughout the Contract Period while Executive is employed by Curbline TRS, Executive will be entitled to participate in all retirement and other benefit plans maintained by Curbline that are generally available to its senior executives and with respect to which Executive is eligible pursuant to the terms of the underlying plan or plans, including, without limitation, Curbline’s 401(k) plan for its employees and any Curbline deferred compensation program.

4.2 Insurance, Generally. Throughout the Contract Period while Executive is employed by Curbline TRS, Curbline will provide an enrollment opportunity to Executive and Executive’s eligible dependents for health, dental and vision insurance coverage, other insurance (e.g., life, disability, etc.) and any other health and welfare benefits maintained by Curbline from time to time, if any, during the Contract Period that are generally available to its senior executives and with respect to which Executive is eligible pursuant to the terms of the underlying plan or plans. To the extent that Curbline maintains officer insurance coverage, Executive shall be covered by such policy on terms no less favorable than provided to other Curbline officers.

4.3 Paid Time Off. Executive will be entitled to such periods of paid time off during the Contract Period while Executive is employed by Curbline TRS as may be provided from time to time under any Curbline paid time off policy for senior executive officers.

5. Expense Reimbursements. Curbline TRS will reimburse Executive during the Contract Period while Executive is employed by Curbline TRS for travel, entertainment, and other expenses reasonably and necessarily incurred by Executive in connection with Curbline’s business (or, during the Remaining SITE Service Period, SITE Centers’ business). Executive will provide such documentation with respect to expenses to be reimbursed as Curbline TRS may reasonably request.

6. Termination. Notwithstanding anything to the contrary contained in this Section 6, to the extent that Executive’s employment with Curbline TRS terminates during the Remaining SITE Service Period, then: (a) references in this Section 6 to “Curbline” will be deemed references to “SITE Centers”; (b) references in this Section 6 to the “Curbline Board” will be deemed references to the “SITE Board”; and (c) references in this Section 6 to “Subsidiaries” will be deemed references to the subsidiaries of SITE Centers.

6.1 Death or Disability. Executive’s employment under this Agreement will terminate immediately upon Executive’s death. During the Contract Period while Executive is employed by Curbline TRS, Curbline shall terminate Executive’s employment under this Agreement immediately upon giving notice of termination if Executive is Totally Disabled (as that term is defined in Section 9.1 below) for an aggregate of 120 days in any consecutive 12 calendar months or for 90 consecutive days.

6.2 For Cause by Curbline.

(a) During the Contract Period while Executive is employed by Curbline TRS, Curbline may terminate Executive’s employment under this Agreement for “Cause” at any time upon the occurrence of any of the following circumstances:

(i) willful failure by Executive substantially to perform the lawful instructions of Curbline or one of its Subsidiaries (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by Curbline to Executive of such failure and 10 days within which to cure such failure;

(ii) Executive’s theft or embezzlement of the property of Curbline;

(iii) Executive’s dishonesty in the performance of Executive’s duties resulting in material harm to Curbline;

(iv) any act by Executive that constitutes (A) a felony under the laws of the United States or any state thereof or, where applicable, any other equivalent offense (including a crime subject to a custodial sentence) under the laws of the applicable jurisdiction, or (B) any other crime involving moral turpitude;

(v) willful or gross misconduct by Executive in connection with Executive’s duties to Curbline or otherwise which, in the reasonable good faith judgment of the Curbline Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of Curbline, its Subsidiaries or affiliates; or

(vi) breach of the provisions of any restrictive covenants with Curbline, its Subsidiaries or affiliates.

(b) The termination of Executive’s employment under this Agreement shall not be deemed to be for “Cause” pursuant to this Section 6.2 unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Curbline Board at a meeting of the Curbline Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Curbline Board) finding that, in the good faith opinion of the Curbline Board, Executive has committed the conduct described in Sections 6.2(a)(i), (ii), (iii), (iv), (v) or (vi) above, and specifying the particulars thereof in detail.

6.3 For Good Reason by Executive. During the Contract Period while Executive is employed by Curbline TRS, Executive may terminate Executive’s employment under this Agreement for “Good Reason” if any of the following circumstances occur:

(a) Curbline materially reduces Executive’s authority, duties or responsibilities with respect to Curbline from those set forth in Section 1 above;

(b) Curbline or Curbline TRS materially reduces Executive’s Base Salary, Annual Bonus opportunity, or annual equity grant opportunity from that set forth in Section 3 above (but only to the extent that such reduction results in a substantial reduction in Executive’s total compensation);

(c) Executive is required to report to anyone other than the CEO; or

(d) Curbline or any of its Subsidiaries materially breaches any of its obligations under this Agreement.

Notwithstanding the foregoing, no termination of employment by Executive shall constitute a termination for “Good Reason” unless (i) Executive gives Curbline notice of the existence of an event described in clause (a), (b), (c) or (d) above, within sixty (60) days following the occurrence thereof and (ii) Curbline does not remedy such event described in clause (a), (b), (c) or (d) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (i), and (iii) in all cases, Executive terminates employment pursuant to this Section 6.3 within one year from the date the event described in clause (a), (b), (c) or (d) above initially occurred.

6.4 Without Cause by Curbline. During the Contract Period while Executive is employed by Curbline TRS, Curbline may terminate Executive’s employment under this Agreement at any time without Cause pursuant to written notice provided to Executive not less than 90 days in advance of such termination upon the affirmative vote of a majority of all of the members of the Curbline Board. Any termination under this Section 6.4 will be effective at such time during the Contract Period while Executive is employed by Curbline TRS as may be specified in that written notice, subject to the preceding sentence.

6.5 Without Good Reason by Executive. During the Contract Period while Executive is employed by Curbline TRS, Executive may terminate Executive’s employment under this Agreement at any time without Good Reason pursuant to written notice provided to Curbline not less than 90 days in advance of such termination. Any termination under this Section 6.5 will be effective at such time during the Contract Period while Executive is employed by Curbline TRS as Executive may specify in that written notice, subject to the preceding sentence.

7. Payments upon Termination. Notwithstanding anything to the contrary contained in this Section 7, to the extent that Executive’s employment with Curbline TRS terminates during the Remaining SITE Service Period, then: (a) the last two references in the first sentence of Section 7.1 to “Curbline” will be deemed references to both “Curbline” and “SITE Centers”; and (b) other references in this Section 7 to “Curbline” will be deemed references to “SITE Centers”.

7.1 Upon Termination For Cause or Without Good Reason. If Executive’s employment under this Agreement is terminated by Curbline for Cause or by Executive without Good Reason during the Contract Period while Executive is employed by Curbline TRS, Curbline will pay and provide to Executive (or cause payment and provision to Executive of) the Executive’s Base Salary and any accrued but unused paid time off through the Termination Date in accordance with Curbline policy to the extent not already paid and continuing health, dental and vision insurance and other insurance (e.g. life, disability, etc.) at the levels specified in Section 4.2 through the Termination Date, and, except as may otherwise be required by law, Curbline will not pay or provide to Executive any further compensation or other benefits under this Agreement. Curbline will pay (or cause payment of) any Base Salary referred to in this Section 7.1 to Executive within 30 days of the Termination Date.

7.2 Upon Termination Without Cause or For Good Reason. If Executive’s employment under this Agreement is terminated by Curbline other than due to Cause, death or disability (pursuant to Section 6.1), or by Executive for Good Reason, during the Contract Period while Executive is employed by Curbline TRS, and Section 7.5 does not apply, Curbline will pay and provide to Executive (or cause payment and provision to Executive of) the amounts and benefits specified in this Section 7.2, except that Curbline will not be obligated to pay (or provide for payment of) the lump sum amounts specified in Section 7.2 (c), (d) and (e) unless either (x) Curbline is deemed to have waived its right to present and require a Release as provided in Section 8.2 or (y) Executive has timely executed a Release as contemplated by Section 8.3. The amounts and benefits specified in this Section 7.2 are as follows:

(a) A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with applicable policy. Curbline will pay (or cause payment of) this amount to Executive within 30 days of the Termination Date.

(b) A lump sum amount equal to Executive’s Annual Bonus (or 2024 Bonus, if applicable) earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid. Curbline will pay (or cause payment of) this amount to Executive on the same date and in the same amount that the Annual Bonus (or 2024 Bonus, if applicable) for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.

(c) A lump sum amount equal in value to Executive’s Annual Bonus (or 2024 Bonus, if applicable, and to the extent unpaid) that would have been earned for the calendar year in which the Termination Date occurs, pro-rated based on the number of days that Executive is employed by Curbline TRS during the applicable performance period, and calculated on the basis of actual performance of the applicable performance objectives for the entire performance period. Subject to Section 13.1, Curbline will pay (or cause payment of) this amount to Executive on the same date that such Annual Bonus (or 2024 Bonus, if applicable) for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

(d) A lump sum amount equal to 1.5 times the sum of (i) Executive’s annual Base Salary as of the Termination Date, plus (ii) an amount equal to the average of the Annual Bonuses earned by Executive in the three fiscal years ending immediately prior to the fiscal year in which the Termination Date occurs (or, if Executive has been eligible for fewer than three such Annual Bonuses, the number of fiscal years preceding the year in which the Termination Date occurs for which Executive was eligible for an Annual Bonus) (the “Average Annual Bonus”). Subject to Section 13.1, Curbline will pay (or cause payment of) this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date. As applicable, the 2024 Bonus (consisting of the SITE 2024 Bonus and the Curbline 2024 Bonus) will constitute an “Annual Bonus” for purposes of calculating the Average Annual Bonus in connection with this Section 7.2(d) or Section 7.5(d). Notwithstanding the foregoing, in the event that the Termination Date occurs prior to the determination of Annual Bonus payouts with respect to the 2025 calendar year, the Average Annual Bonus will be deemed to be Executive’s “Target” Annual Bonus as in effect on the Termination Date.

(e) A lump sum in cash in an amount equal to the product of (i) 18 multiplied by (ii) the sum of (A) the monthly premium (both the employee and the employer portion) for employer-provided health, dental and vision insurance benefits in effect for Executive and Executive’s eligible dependents as of the Termination Date, plus (B) the employer portion of the monthly premium for other Curbline-provided insurance (e.g., life, disability, etc.) in effect for Executive as of the Termination Date. Such payments shall be taxable to Executive. Subject to Section 13.1, Curbline will pay (or cause payment of) this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.

7.3 Upon Termination by Reason of Death. If Executive’s employment under this Agreement is terminated by reason of Executive’s death during the Contract Period while Executive is employed by Curbline TRS, Curbline will pay, or cause to be paid, and provide, or cause to be provided, to Executive’s personal representative and Executive’s eligible dependents, as appropriate, the amounts and benefits specified in this Section 7.3, except that Curbline will not be obligated to pay (or provide for payment of) the lump sum amounts specified in Section 7.3 (c) and (d) unless either (x) Curbline is deemed to have waived its right to present and require a

Release as provided in Section 8.2 or (y) Executive’s personal representative has timely executed a Release as contemplated by Section 8.3. The amounts and benefits specified in this Section 7.3 are as follows:

(a) A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with applicable policy. Curbline will pay (or cause payment of) this amount to Executive’s personal representative within 30 days of the Termination Date.

(b) A lump sum amount equal to Executive’s Annual Bonus (or 2024 Bonus, if applicable) earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid. Curbline will pay (or cause payment of) this amount to Executive’s personal representative on the same date and in the same amount that the Annual Bonus (or 2024 Bonus, if applicable) for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.

(c) A lump sum amount equal in value to Executive’s Annual Bonus (or 2024 Bonus, if applicable, and to the extent unpaid) that would have been earned for the calendar year in which the Termination Date occurs at the “Target” level, pro-rated based on the number of days that Executive is employed by Curbline TRS during the applicable performance period. Subject to Section 13.1, Curbline will pay (or cause payment of) this amount to Executive’s personal representative as soon as practicable (but no later than 74 days) following the Termination Date.

(d) A lump sum in cash to Executive’s personal representative as soon as practicable (but no later than 74 days) following Executive’s death in an amount equal to the product of (i) 18 multiplied by (ii) the sum of (A) the monthly premium for employer-provided health, dental and vision insurance benefits at the levels specified in Section 4.2 in effect for Executive and Executive’s eligible dependents as of Executive’s death, plus (B) the employer portion of the monthly premium for other Curbline-provided insurance (e.g., life, disability, etc.) in effect for Executive as of Executive’s death.

7.4 Upon Termination by Reason of Disability. If Executive’s employment under this Agreement is terminated by Curbline pursuant to Section 6.1 during the Contract Period while Executive is employed by Curbline TRS following Executive’s disability, Curbline will pay and provide to Executive and Executive’s eligible dependents (or cause payment and provision to Executive and Executive’s eligible dependents of), as appropriate, the amounts and benefits specified in this Section 7.4, except that Curbline will not be obligated to pay (or provide for payment of) the lump sum amounts specified in Section 7.4 (c) and (d) unless either (x) Curbline is deemed to have waived its right to present and require a Release as provided in Section 8.2 or (y) Executive (or in the event of Executive’s legal incapacity, Executive’s personal representative) has timely executed a Release as contemplated by Section 8.3. The amounts and benefits specified in this Section 7.4 are as follows:

(a) A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with applicable policy. Curbline will pay (or cause payment of) this amount to Executive within 30 days of the Termination Date.

(b) A lump sum amount equal to Executive’s Annual Bonus (or 2024 Bonus, if applicable) earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid. Curbline will pay (or cause payment of) this amount to Executive on the same date and in the same amount that the Annual Bonus (or 2024 Bonus, if applicable) for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.

(c) A lump sum amount equal in value to Executive’s Annual Bonus (or 2024 Bonus, if applicable, and to the extent unpaid) that would have been earned for the calendar year in which the Termination Date occurs at the “Target” level, pro-rated based on the number of days that Executive is employed by Curbline TRS during the applicable performance period. Subject to Section 13.1, Curbline will pay (or cause payment of) this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.

(d) A lump sum in cash in an amount equal to the product of (i) 18 multiplied by (ii) the sum of (A) the monthly premium (both the employee and the employer portion) for employer-provided health, dental and vision insurance benefits in effect for Executive and Executive’s eligible dependents as of the Termination Date, plus (B) the employer portion of the monthly premium for other Curbline-provided insurance (e.g., life, disability, etc.) in effect for Executive as of the Termination Date. Such payments shall be taxable to Executive. Curbline will pay (or cause payment of) this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.

7.5 Upon Termination In Connection With a Change in Control. Upon the occurrence of a Triggering Event during the Contract Period while Executive is employed by Curbline TRS, Curbline will pay and provide to Executive (or cause payment and provision to Executive of) the amounts and benefits specified in this Section 7.5, and Curbline will be deemed to have waived its right to provide a Release as provided in Section 8.2, and the provision of a Release will not be a condition to Executive receiving any payment or benefit from (or on behalf of) Curbline under this Section 7.5. The amounts and benefits specified in this Section 7.5 are as follows:

(a) A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with Curbline policy. Curbline will pay (or cause payment of) this amount to Executive within 30 days of the Termination Date.

(b) A lump sum amount equal to Executive’s Annual Bonus (or 2024 Bonus, if applicable) earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid. Curbline will pay (or cause payment of) this amount to Executive on the same date and in the same amount that the Annual Bonus (or 2024 Bonus, if applicable) for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.

(c) A lump sum amount equal in value to Executive’s Annual Bonus (or 2024 Bonus, if applicable, and to the extent unpaid) that would have been earned for the calendar year in which the Termination Date occurs at the “Target” level, pro-rated based on the number of days that Executive is employed by Curbline TRS during the applicable performance period. Subject to Section 13.1, Curbline will pay (or cause payment of) this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.

(d) A lump sum amount equal to 2.5 times the sum of (i) Executive’s annual Base Salary as of the Termination Date, plus (ii) an amount equal to the Average Annual Bonus. Subject to Section 13.1, Curbline will pay (or cause payment of) this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.

(e) A lump sum in cash in an amount equal to the product of (i) 18 multiplied by (ii) the sum of (A) the monthly premium (both the employee and the employer portion) for employer-provided health, dental and vision insurance benefits in effect for Executive and Executive’s eligible dependents as of the Termination Date, plus (B) the employer portion of the monthly premium for other Curbline-provided insurance (e.g., life, disability, etc.) in effect for Executive as of the Termination Date. Such payments shall be taxable to Executive. Subject to Section 13.1, Curbline will pay (or cause payment of) this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.

8. Release. This Section 8 will apply only upon termination of Executive’s employment during the Contract Period while Executive is employed by Curbline TRS (a) by Curbline without Cause, (b) by Executive for Good Reason, (c) by reason of Executive’s death or (d) by Curbline pursuant to Section 6.1 following Executive’s disability. Notwithstanding anything to the contrary contained in this Section 8 (or in Exhibit B), to the extent that Executive’s employment with Curbline TRS terminates during the Remaining SITE Service Period, then: (a) references in this Section 8 to Curbline or its subsidiaries or affiliates will be deemed references to SITE Centers or its subsidiaries or affiliates, as applicable; and (b) references in this Section 8 to the “Committee” will be deemed references to “the Compensation Committee of the SITE Board”).

8.1 Presentation of Release by Curbline. If this Section 8 applies, Curbline may present to Executive (or in the case of Executive’s death or legal incapacity, to Executive’s personal representative), not later than 21 days after the Termination Date, a form of release (a “Release”) of all current and future claims, known or unknown, arising on or before the date on which the Release is to be executed, that Executive or Executive’s assigns have or may have against Curbline or any Subsidiary, and the directors, officers, and affiliates of any of them, substantially in the form attached hereto as Exhibit B, but subject to such modifications as may be reasonably determined necessary or appropriate by the Committee to reflect the terms and intentions of this Agreement or changes in applicable law or reasonable changes in best practices through the execution of such Release, together with a covering message in which Curbline advises Executive (or Executive’s personal representative) that the Release is being presented in accordance with this Section 8.1 and that a failure by Executive (or Executive’s personal representative) to execute and return the Release as contemplated by Section 8.3 would relieve Curbline of the obligation to make payments (or provide for payments) otherwise due to Executive (or to Executive’s personal representative) under one or more portions of Section 7.2, Section 7.3 or Section 7.4, as the case may be.

8.2 Effect of Failure by Curbline to Present Release. If Curbline fails to present a Release and covering message to Executive (or Executive’s personal representative) as contemplated by Section 8.1, Curbline will be deemed to have waived the requirement that Executive (or Executive’s personal representative) execute a Release as a condition to receiving payments under any portion of Section 7.2, Section 7.3 or Section 7.4, as the case may be.

8.3 Execution of Release by Executive or Executive’s Personal Representative. If Curbline does present a Release and covering message to Executive (or Executive’s personal representative) as contemplated by Section 8.1, Executive (or Executive’s personal representative) will have until 60 days after the Termination Date (i.e., at least 39 days after presentation of the Release to

Executive (or Executive’s personal representative)) within which to deliver an executed copy of the Release to Curbline and thereby satisfy the condition to receiving payments under any portion of Section 7.2, Section 7.3 or Section 7.4, as the case may be, provided that Executive (or Executive’s personal representative) does not revoke the execution of the Release during any applicable revocation period.

8.4 Effect of Failure to Execute Release or of Revocation of Release. If Executive (or Executive’s personal representative) fails to deliver an executed copy of the Release to Curbline within 60 days after the Termination Date or revokes the execution of the Release during any applicable revocation period, Executive (or Executive’s personal representative) will be deemed to have waived the right to receive all payments under Section 7.2, Section 7.3 or Section 7.4, as the case may be, that were conditioned on the Release.

9. Disability Definitions; Physical Examination.

9.1 Definitions. For all purposes of this Agreement:

(a) Executive’s “Own Occupation” means the regular occupation in which Executive is engaged under this Agreement at the time Executive becomes disabled.

(b) “Total Disability” means that, because of sickness or injury, Executive is not able to perform the material and substantial duties of Executive’s Own Occupation.

(c) “Totally Disabled” means that Executive suffers from Total Disability (and Executive will be deemed to continue to be Totally Disabled so long as Executive is not able to work in Executive’s Own Occupation even if Executive works in some other capacity).

9.2 Physical Examination. If either Curbline or Executive, at any time or from time to time after receipt of notice of Executive’s Total Disability from the other, desires to contend that Executive is not Totally Disabled, Executive will promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the New York, New York, Cleveland, Ohio or Atlanta, Georgia areas (at Curbline’s reasonable cost) and, unless that physician issues his or her written statement to the effect that, in his or her opinion, based on his or her diagnosis, Executive is capable of resuming Executive’s Own Occupation and discharging the duties of Executive’s Own Occupation in accordance with the terms of this Agreement, Executive will be deemed to be and to continue to be Totally Disabled for all purposes of this Agreement. Notwithstanding anything to the contrary contained in this Section 9.2, to the extent that Executive’s employment with Curbline TRS terminates during the Remaining SITE Service Period and this Section 9.2 is applicable, then references in this Section 9.2 to “Curbline” will be deemed references to “SITE Centers”.

10. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Each of Curbline and SITE Centers’ obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that such entity or any subsidiary or affiliate of such entity may have against Executive, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence will not apply if Executive’s employment is terminated by such entity for Cause. Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement will not be reduced by any compensation or benefits earned by Executive as the result of employment by another employer or otherwise after the Termination Date. Neither the provisions of this Agreement nor the making of any payment provided for under this Agreement, nor the termination of any of SITE Centers or Curbline’s obligations under this Agreement, will reduce any amounts otherwise payable, or in any way diminish Executive’s rights, under any incentive compensation plan, stock option or stock appreciation rights plan, restricted stock plan or agreement, deferred compensation, retirement, or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of such entity or any subsidiary of such entity, all of which will be governed by their respective terms.

11. Payments Are in Lieu of Severance Payments. If Executive becomes entitled to receive payments under this Agreement as a result of termination of Executive’s employment, those payments will be in lieu of any and all other claims or rights that Executive may have against SITE Centers, Curbline and/or Curbline TRS for severance, separation, and/or salary continuation pay upon that termination of Executive’s employment.

12. Covenants and Confidential Information. Executive acknowledges each of SITE Centers and Curbline’s reliance on and expectation of Executive’s continued commitment to performance of Executive’s duties and responsibilities during the Contract Period while Executive is employed by Curbline TRS and Executive assumes the obligations set out in this Section 12 in light of that reliance and expectation on the part of such entities.

12.1 Noncompetition. During the Contract Period while Executive is employed by Curbline TRS, and for a period of 12 months thereafter, Executive will not, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with the entities that are originally part of Curbline’s relative total shareholder return peer group, as most recently (but no later than as of the date of Executive’s termination of employment) designated with respect to (a) performance-based awards granted to Executive or (b) performance-based awards granted to the CEO if, as of such date of Executive’s termination of employment, Executive has not yet been granted any performance-based awards; provided, however, that the ownership by Executive of not more than three percent of any class of publicly traded securities of any entity will not be deemed a violation of this Section 12.1 (such restriction that applies post-employment, the “Post-Termination Restriction”). Notwithstanding anything in this Section 12.1 to the contrary, if the inclusion of the Post-Termination Restriction in this Agreement becomes prohibited by the law applicable to this Agreement, then such Post-Termination Restriction shall be deemed inoperative and severed from this Agreement, with this Agreement further interpreted and operated as if such Post-Termination Restriction was not included in this Agreement as of the Effective Date. This provision shall not apply in the event Executive is employed as outside counsel solely in her capacity as an attorney and her responsibilities are limited only to the practice of law. Curbline is aware that the ethics rules governing the conduct of attorneys may include provisions which apply to agreements by an attorney to restrict her right to practice law. The provisions of this paragraph shall be deemed modified and amended to the extent required to conform to such attorney ethics rules. Notwithstanding anything to the contrary contained in this Section 12.1, to the extent that Executive’s employment with Curbline TRS terminates during the Remaining SITE Service Period, then: (a) references in this Section 12.1 to “Curbline” will be deemed references to “SITE Centers”; and (b) reference in this Section 12.1 to “CEO” will be deemed references to “SITE CEO”.

12.2 Confidentiality. Throughout and after the Contract Period, Executive will not disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Companies, any confidential information relating to the Companies’ operations, properties, or otherwise to their particular business or other trade secrets of the Companies, it being acknowledged by Executive that all such information regarding the business of the Companies compiled or obtained by, or furnished to, Executive during Executive’s employment by or association with the Companies is confidential information and the Companies’ exclusive property, respectively. The restrictions in this Section 12.2 will not apply to any information to the extent that it (a) is clearly obtainable in the public domain, (b) becomes obtainable in the public domain, except by reason of the breach by Executive of Executive’s obligations under this Section 12.2, (c) was not acquired by Executive in connection with Executive’s employment or affiliation with the Companies, (d) was not acquired by Executive from the Companies or their representatives, or (e) is required to be disclosed by rule of law or by order of a court or governmental body or agency. However, nothing in this Agreement or in ancillary agreements is intended to interfere with or discourage the disclosure of a suspected violation of the law to any governmental entity, or to discourage Executive from participating in an investigation by a governmental entity regarding a suspected violation of the law.

12.3 Non-Disparagement.

(a) Throughout and after the Contract Period, outside the ordinary course of business on behalf of the Companies, Executive will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Companies or their subsidiaries or affiliates, or any of their legal predecessors, successors, assigns, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Non-Disparagement Parties”), or any Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.

(b) Throughout and after the Contract Period, the Companies will each reasonably direct the executive officers and directors of such Company not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning Executive or any of Executive’s legal successors, assigns, or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Executive Non-Disparagement Parties”), or any Executive Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.

(c) This Section 12.3 does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process. Notwithstanding anything in this Agreement or ancillary agreements to the contrary, Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

12.4 Nonsolicitation. During the Contract Period while Executive is employed by Curbline TRS, and for a period of 12 months thereafter, Executive will not directly or indirectly solicit or induce or attempt to solicit or induce any employee of the Companies and/or of any of their subsidiaries or affiliates to terminate his or her employment with the Companies and/or any of their subsidiaries. Such requirement shall not apply to Executive during the Contract Period while Executive is employed by Curbline TRS with respect to any employee of SITE Centers as permitted by the Employee Matters Agreement.

12.5 Remedies. Executive acknowledges that the remedy at law for any breach by Executive of this Section 12 may be inadequate and that the damages following from any such breach may not be readily susceptible to being measured in monetary terms. Accordingly, Executive agrees that, upon adequate proof of Executive’s violation of any legally enforceable provision of this Section 12, the Companies will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 12 will be deemed to limit the Companies’ remedies at law or in equity for any breach by Executive of any of the provisions of this Section 12 that may be pursued or availed of by the Companies.

12.6 Acknowledgement. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon the Companies under this Section 12, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Companies, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Companies, and do not confer a benefit upon the Companies disproportionate to the detriment to Executive.

13. Compliance with Section 409A.

13.1 Six Month Delay on Certain Payments, Benefits, and Reimbursements. If Executive is a “specified employee” for purposes of Section 409A (as determined under Curbline’s policy for determining specified employees on the Termination Date), to the extent necessary to comply with Section 409A(a)(2)(B)(i), each payment, benefit, or reimbursement paid or provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after the Termination Date (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code in effect on the Termination Date) through the Six Month Date and paid or provided during the period of 30 consecutive days beginning on the first business day after the Six Month Date (that period of 30 consecutive days, the “Seventh Month after the Termination Date”), except that if Executive dies before the Six Month Date, the payments, benefits, or reimbursements will be accumulated only through the date of Executive’s death and thereafter paid or provided not later than 30 days after the date of death.

13.2 Additional Limitations on Reimbursements and In-Kind Benefits. The reimbursement of expenses or in-kind benefits provided under Section 7 or under any other section of this Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any reimbursement of expenses or in-kind benefits provided under Section 7 or under any other section of this Agreement do not qualify for that exception and are otherwise deferred compensation subject to Section 409A , then they will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid within 30 days following Executive’s written request for reimbursement; provided, however, that Executive provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that the reimbursement can be made within the time periods required by Section 409A; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.

13.3 Compliance Generally. Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. The Companies and Executive intend that the payments and benefits provided under this Agreement will either be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement is to be construed, administered, and governed in a manner that effects that intent and the Companies will not take any action that is inconsistent with that intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive. Notwithstanding any provision of Section 7 to the contrary, if the period commencing on the Termination Date begins in one taxable year of Executive and the 74th day following the Termination Date is in a subsequent taxable year, any amounts payable under Section 7 which are considered deferred compensation under Section 409A shall be paid in such subsequent taxable year.

13.4 Termination of Employment to Constitute a Separation from Service. The parties hereto intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with Curbline TRS within the meaning of Section 409A. Executive and the Companies will take all steps necessary (including taking into account this Section 13.4 when considering any further agreement regarding provision of services by Executive to Curbline after the Termination Date) to ensure that (a) any termination of employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Termination Date is the date on which Executive experiences a “separation from service” within the meaning of Section 409A.

14. Indemnification. Curbline will indemnify Executive, to the full extent permitted or authorized by the Maryland General Corporation Law as it may from time to time be amended, if Executive is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was a director, officer, or employee of Curbline and/or of any Subsidiary, or is or was serving at the request of Curbline and/or of any Subsidiary as a director, trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 14 will not be deemed exclusive of any other rights to which Executive may be entitled under the articles of incorporation or the regulations of Curbline and/or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office, and will continue as to Executive after Executive has ceased to be a director, trustee, officer, or employee and will inure to the benefit of Executive’s heirs, executors, and administrators. In particular, Executive will continue to be entitled to the full benefit of the indemnification agreement then in effect between Executive and Curbline (the “Indemnification Agreement”) for so long as that Indemnification Agreement remains in effect according to its terms. In the event of any conflict or inconsistency between the provisions of this Section 14 and the provisions of the Indemnification Agreement, the provisions of the Indemnification Agreement shall control.

15. Adjustment of Certain Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary

(but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of Curbline, if requested by Executive or Curbline, by Curbline’s independent accountants or a nationally recognized law firm chosen by Curbline. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 15 shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section 15, then the reduction will be made in accordance with Section 409A and will occur in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Internal Revenue Code (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first. Notwithstanding anything to the contrary contained in this Section 15, to the extent that Executive’s employment with Curbline TRS terminates during the Remaining SITE Service Period and this Section 15 is applicable, then references in this Section 15 to “Curbline” will be deemed references to “SITE Centers”.

16. Certain Expenses. This Section 16 will apply only to expenses that (a) are otherwise described in one or more of its subsections and (b) are incurred at any time from the Effective Date through the fifth anniversary of Executive’s death.

16.1 Reimbursement of Certain Expenses. Each applicable Company (or Curbline TRS) will pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Executive, of Executive in (a) prosecuting any action to compel such Company (including Curbline, on behalf of Curbline TRS) to comply with the terms of this Agreement upon receipt from Executive of an undertaking to repay such Company for such expenses if it is ultimately determined by a court of competent jurisdiction that Executive had no reasonable grounds for bringing such action or (b) defending any action brought by a party other than Executive or Executive’s personal representative to have this Agreement declared invalid or unenforceable.

16.2 Advancement of Certain Expenses. Expenses (including the reasonable fees of counsel engaged by Executive) incurred by Executive in defending any action, suit, or proceeding commenced or threatened against Executive for any action or failure to act as an employee, officer or director of one of the Companies and/or of any of its subsidiaries will be paid by such Company, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Executive in which Executive agrees to reasonably cooperate with such Company and/or such subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to such Company or one of its subsidiaries or with reckless disregard for the best interests of such Company or one of its subsidiaries, or (b) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that Executive is not entitled to be indemnified. The obligation of each such Company to advance expenses provided for in this Section 16.2 will not be deemed exclusive of any other rights to which Executive may be entitled under the articles/certificate of incorporation or the regulations/bylaws of such Company or of any of its subsidiaries, or any agreement, vote of shareholders or disinterested directors, or otherwise.

17. Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of each of the Companies (and Curbline TRS) and Executive under this Agreement will survive any termination of Executive’s employment under this Agreement.

18. Notices. Notices and all other communications provided for in this Agreement must be in writing and will be deemed to have been duly given upon receipt (or rejection) when delivered in person or by overnight delivery (to the chief legal officer of Curbline in the case of notices to Curbline and/or Curbline TRS, to the chief legal officer of SITE Centers in the case of notices to SITE Centers, and to Executive in the case of notices to Executive) or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, (a) if to Curbline, to its principal place of business, attention: Chief Legal Officer, (b) if to Curbline TRS, to its principal place of business, attention: Chief Legal Officer, (c) if to SITE Centers, to its principal place of business, attention: Chief Legal Officer, and (d) if to Executive, to Executive’s home address last shown on the records of Curbline, or to such other address or addresses as a party may furnish to the others in accordance with this Section 18.

19. Entire Agreement. Except as otherwise set forth below in this Section 19 or as otherwise described herein, this Agreement and the agreements specifically referenced herein supersede in their entirety all prior agreements between the parties, if any, and all understandings between them, if any, with respect to the subject matter of this Agreement, including the Employment Agreement, dated as of April 8, 2024, between SITE Centers and Executive. As provided in Section 14, Executive will continue to be entitled to the full benefit of the Indemnification Agreement for so long as it remains in effect according to its terms. For purposes of clarification, notwithstanding anything in the 2024 Agreement or this Agreement to the contrary, there shall be no duplication of compensation and benefits under the 2024 Agreement and this Agreement.

20. Mandatory Arbitration Before a Change in Control. Section 20.1 will apply if and only if a party to this Agreement notifies another party to this Agreement, in writing, that it is demanding resolution of a then-current controversy or claim by arbitration and the notice is provided by the notifying party to such other party before any Change in Control has occurred. Nothing in this Section 20 will limit the right of each of the Companies to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of Executive’s covenants contained in Section 12 above.

20.1 Scope of Arbitration. If this Section 20.1 applies, any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement will be settled by binding arbitration to be held before three arbitrators and conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in the City of Cleveland, Ohio or New York, New York. The decision of the arbitrators will be final and binding on such parties and judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction. Costs and expenses of any such arbitration will be borne by the parties as may be directed by the arbitrators taking into account the extent to which the positions taken by such parties are reasonable. The arbitrators will have the power to issue mandatory orders and restraining orders in connection with any such arbitration.

20.2 Other Disputes. If Section 20.1 does not apply to any claim or controversy between such parties, such parties may nevertheless, but need not, mutually agree to submit any controversy or claim to arbitration as though Section 20.1 did apply. Failing any such mutual agreement, either of such parties may bring proceedings against the other with respect to any claim or controversy in any court of competent jurisdiction that satisfies the venue requirements set forth in Section 21.8.

Nothing in this Section 20.2 imposes upon either of such parties any obligation to discuss possible arbitration of any claim or controversy to which Section 20.1 does not apply before bringing any court proceedings with respect to that claim or controversy.

21. Miscellaneous.

21.1 No Conflict. Executive represents and warrants that Executive is not a party to any agreement, contract, or understanding, whether employment or otherwise, that would restrict or prohibit Executive from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

21.2 Assistance. During the term of this Agreement and thereafter, Executive will provide reasonable assistance to each of the Companies in litigation and regulatory matters that relate to events that occurred during Executive’s period of employment with each of such Company or Curbline TRS and its predecessors, and will provide reasonable assistance to each of the Companies with matters relating to its corporate history from the period of Executive’s employment with it (or Curbline TRS) or its predecessors. Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Termination Date.

21.3 Severability. The provisions of this Agreement are severable and if any one or more provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless will be binding and enforceable.

21.4 Benefit of Agreement. The rights and obligations of SITE Centers, Curbline TRS and Curbline, respectively, under this Agreement will inure to the benefit of, and will be binding on, SITE Centers, Curbline TRS and Curbline, respectively, and each of its successors and assigns, as applicable, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and Executive’s heirs, personal representatives, and assigns.

21.5 No Waiver. The failure of any party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party from later enforcing each and every other provision of this Agreement. The rights granted the parties in this Agreement are cumulative and the waiver of any single remedy will not constitute a waiver of that party’s right to assert all other legal remedies available to it under the circumstances.

21.6 Modification. This Agreement may not be modified or terminated orally. No modification or termination will be valid unless in writing and signed by the parties against which the modification or termination is sought to be enforced. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein (or described in the 2024 Agreement) are subject to the terms and conditions of SITE Centers’ or Curbline’s clawback provisions, policy or policies, respectively, as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which such Company’s shares at any point may be traded) (the “Compensation Recovery Policy”), and applicable sections of this Agreement (or the 2024 Agreement) and any related documents shall be deemed superseded by and subject to (as applicable) the terms and conditions of the Compensation Recovery Policy. Further, Executive agrees to fully cooperate with each of the Companies in connection with any of Executive’s obligations to such Company pursuant to the Compensation Recovery Policy, and agrees that such Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof.

21.7 Merger or Transfer of Assets of Curbline. During the Contract Period while Executive is employed by Curbline TRS, Curbline will not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation assumes this Agreement in a signed writing and delivers a copy thereof to Executive, which signed writing may consist of the merger or sale agreement, or similar document. Upon any such assumption, the successor corporation will become obligated to perform the obligations of Curbline and Curbline TRS under this Agreement, and the term “Curbline,” as used in this Agreement, will be deemed to refer to that successor corporation, and the term “Curbline Board” as used in this Agreement will be deemed to refer to the board of directors of that successor corporation.

21.8 Governing Law and Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary. Subject to the mandatory arbitration provisions of Section 20, the parties consent to venue and personal jurisdiction over them in the courts of the State of Maryland and federal courts sitting in Maryland, for purposes of construing and enforcing this Agreement.

21.9 Termination of Status as Director or Officer. Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by a Company (or Curbline TRS) and Executive prior to the Termination Date, as applicable, Executive shall be deemed to have automatically resigned from all directorships and offices with the Companies and their subsidiaries, and their affiliates (including joint ventures), as of the Termination Date.

22. Definitions.

22.1 Cause. The term “Cause” has the meaning set forth in Section 6.2.

22.2 Change in Control. For purposes of this Agreement, the term “Change in Control” means the occurrence, during the Contract Period while Executive is employed by Curbline TRS, of any of the following:

(a) consummation of a reorganization, merger or consolidation, or a sale or other disposition of all or substantially all of the assets of Curbline, or the acquisition of assets of another corporation or other transaction (“Business Combination”), but excluding any Business Combination pursuant to which (i) the individuals and entities who were the beneficial owners of the then-outstanding voting securities of Curbline entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns Curbline or all or substantially all of Curbline’s assets either directly or through one or more subsidiaries), (ii) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (excluding Curbline, any employee benefit plan (or related trust) of Curbline or a Subsidiary, or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Curbline Board at the time of the execution of the initial agreement, or of the action of the Curbline Board, providing for such Business Combination;

(b) any person or other entity (other than Curbline or a Subsidiary or any Curbline employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Curbline Board, or becomes the beneficial owner of securities of Curbline representing 30% or more of the voting power of Curbline’s outstanding securities without the prior consent of the Curbline Board;

(c) during any two-year period, individuals who at the beginning of such period constitute the entire Curbline Board cease to constitute a majority of the Curbline Board; provided, that any person becoming a director of Curbline during such two-year period whose election, or nomination for election by Curbline’s shareholders, was approved by a vote of at least two-thirds of the directors who at the beginning of such period constituted the entire Curbline Board or who became a director of Curbline during such two-year period as described in this proviso (either by a specific vote or by approval of Curbline’s proxy statement in which such person is named as a nominee of Curbline for director), but excluding for this purpose any person whose initial assumption of office as a director of Curbline occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors of Curbline or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Curbline Board, shall be, for purposes of this Section 22.2(c), considered as though such person was a member of the Curbline Board at the beginning of such period; or

(d) approval by the stockholders of Curbline of a complete liquidation or dissolution of Curbline except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (a) above.

22.3 Committee. The term “Committee” means the Compensation Committee of the Curbline Board or any other committee or subcommittee authorized by the Curbline Board to discharge the Curbline Board’s responsibilities relating to the compensation of Curbline’s officers and directors.

22.4 Good Reason. The term “Good Reason” has the meaning set forth in Section 6.3.

22.5 Internal Revenue Code. The term “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

22.6 Section. References in this Agreement to one or more “Sections” are to sections of this Agreement, except for references to certain Sections of the Internal Revenue Code.

22.7 Section 409A. The term “Section 409A” means Section 409A of the Internal Revenue Code. References in this Agreement to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

22.8 Shares. The term “Shares” means the Common Stock, par value $0.01 per share (or such other par value as may be established from time to time), of Curbline.

22.9 Subsidiary. The term “Subsidiary” means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled by Curbline.

22.10 Termination Date. The term “Termination Date” means the date on which Executive’s employment with Curbline and its Subsidiaries terminates.

22.11 Triggering Event. A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if, during the Contract Period while Executive is employed by Curbline TRS:

(a) Within two years after the date on which a Change in Control occurs, Curbline terminates the employment of Executive, other than in the case of a termination for Cause, a termination by Curbline pursuant to Section 6.1 following Executive’s disability, or a termination based on death; or

(b) Within two years after the date on which a Change in Control occurs, Executive terminates Executive’s employment with Curbline for Good Reason.

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IN WITNESS WHEREOF, SITE Centers, Curbline, Curbline TRS and Executive have executed this Agreement, each of SITE Centers, Curbline and Curbline TRS by its duly authorized officer (or other appropriate party), as of the date first written above.

SITE CENTERS CORP.

By:	/s/ David R. Lukes
	Name:	David R. Lukes
	Title:	President and
Chief Executive Officer

CURBLINE PROPERTIES CORP.

By:	/s/ David R. Lukes
	Name:	David R. Lukes
	Title:	President and
Chief Executive Officer

CURBLINE TRS LLC

By:	/s/ David R. Lukes
	Name:	David R. Lukes
	Its:	President and Chief Executive Officer

/s/ Lesley H. Solomon
LESLEY H. SOLOMON

EXHIBIT A

ANNUAL BONUS OPPORTUNITY

AS A PERCENTAGE OF YEAR-END BASE SALARY

Threshold	Target	Maximum
25%	50%	75%

EXHIBIT B

Form of Release

In consideration of certain benefits provided to Lesley Solomon (“Executive”) and to be received by Executive from Curbline Properties Corp. (the “Company”) and/or its subsidiaries as described in the Assigned Employment Agreement, dated as of September 1, 2024, by and among SITE Centers Corp., the Company, Curbline TRS LLC (“Curbline TRS”) and Executive (the “Agreement”):

1.

Claims Released. Executive, for herself and on behalf of anyone claiming through Executive including each and all of Executive’s legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Executive Releasors”), does hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates (including Curbline TRS), and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Executive Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which Executive signs this Release, including, without limitation, (a) all claims arising out of or in any way relating to Executive’s employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by Executive or on her behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, and the Genetic Information Nondiscrimination Act.

2.

Scope of Release. Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify Executive against any third party claims arising out of any action or inaction by Executive during the time of her employment and within the scope of her duties with the Company to the extent Executive has any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance or (c) shall affect Executive’s right to file a claim for workers’ compensation or unemployment insurance benefits.

Executive further acknowledges that by signing this Release, Executive does not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or any comparable state or local agency. However, Executive waives and releases, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge Executive or others may file, including without limitation any costs, expenses or attorneys’ fees. Executive understands that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, Executive will not give up her right to any benefits to which she is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or her rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. By executing this Release, Executive represents that, as of the date Executive signs this Release, no claims, lawsuits, grievances, or charges have been filed by Executive or on Executive’s behalf against the Company Released Parties.

3.

Knowing and Voluntary ADEA Waiver. In compliance with the requirements of the OWBPA, Executive acknowledges by her signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, Executive specifically acknowledges and agrees as follows: (a) Executive has read and understands the terms of this Release; (b) Executive has been advised and hereby is advised, and has had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by Executive; (d) Executive is releasing the Company and the other Company Released Parties from, among other things, any claims that Executive may have against them pursuant to the ADEA; (e) the releases contained in this Release do not cover rights or claims that may arise after Executive signs this Release; (f) Executive has been given a period of at least 21 days in which to consider and execute this Release (although Executive may elect not to use the full consideration period at Executive’s option); (g) Executive may revoke this Release during the seven-day period following the date on which Executive signs this Release, and this Release will not become effective and enforceable until the seven-day revocation period has expired; and (h) any such revocation must be submitted in writing to the Company c/o David Lukes, Chief Executive Officer, Curbline Properties Corp., 320 Park Avenue, New York, New York 10022 prior to the expiration of such seven-day revocation period. If Executive revokes this Release within such seven-day revocation period, it shall be null and void.

4.

Acknowledgment of Restrictive Covenants. Executive acknowledges her obligations as outlined in Section 12 of the Agreement and in Section 21.6 regarding clawback or Executive forfeiture of compensation and related amounts (“Restrictive Covenants”), and acknowledges that the Restrictive Covenants remain in full force and effect.

5.

Entire Agreement. This Release, the Agreement, and the documents referenced therein contain the entire agreement between Executive and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. Executive acknowledges that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Executive and the Company.

I agree to the terms and conditions set forth in this Release.

EXECUTIVE

Date: